Exhibit 10.24
TRANSITION EMPLOYMENT AGREEMENT AND RELEASE
PARTIES:
           Waters Instruments, Inc.                                                                                                                                  (“Waters”)
           Gregory J. Anshus                                                                                                                                            (“Anshus”)
RECITALS:
     A. Anshus is employed by Waters as Vice President and Chief Financial Officer.
     B. Waters is consolidating and relocating financial reporting functions, which will result in termination of Anshus’ employment and officership with Waters.
     C. Waters and Anshus desire to continue the employment relationship for a specified length of time so Anshus may assist with the transition until after Waters hires a new Chief Financial Officer.
     D. After negotiations, Waters and Anshus reached an agreement regarding Anshus’ employment with and separation from Waters.
     E. Waters and Anshus desire to set forth their understanding and agreement with respect to the terms of Anshus’ employment with and separation from Waters.
     NOW, THEREFORE, in consideration of the mutual covenants and promises made by and between the parties, the receipt and adequacy of which is acknowledged, Waters and Anshus hereby agree as follows:
AGREEMENTS:
ARTICLE 1
TERM OF EMPLOYMENT AND AGREEMENT
     1.1) Term of Employment. The term of Anshus’ employment under this Transition Employment Agreement and Release (the “Agreement” or the “Transition Agreement”) shall commence upon both parties’ signing of this Agreement and shall continue until terminated as described in this Agreement.
     1.2) Employment and Automatic Termination. Unless terminated earlier as provided for elsewhere in this Agreement, Anshus’ employment with Waters shall continue until 30 calendar days following the start date for Waters’ new Chief Financial Officer who will succeed Anshus, at which time it will automatically terminate. By signing this Agreement, Anshus hereby voluntarily resigns (a) his officership with Waters, effective upon the start date for Waters’ new Chief Financial Officer, and (b) his employment with Waters, effective 5:00 p.m. on the 30th calendar day immediately following the start date for Waters’ new Chief Financial Officer; provided, however, that Anshus’ employment may be terminated earlier pursuant to Article 3 or Section 4.3 of this Agreement. The date of termination of Anshus’ employment, whether automatically pursuant to this Section 1.2 or earlier under another section of this Agreement, shall be referred to as the “Termination Date.” The period from the date both parties sign this Agreement through the Termination Date shall be referred to as the “Term of Employment.”
     1.3) Expectations of Employment. Anshus shall be employed by Waters in accordance with the terms and conditions set forth in this Transition Agreement. Anshus and Waters agree that this Transition Agreement supersedes and terminates all oral and written terms relating to Anshus’ employment with Waters, including but not limited to any and all compensation, bonus, and incentive plans, programs, or agreements. Anshus acknowledges and agrees that Anshus has no expectations of employment other than those specifically set forth in this Transition Agreement.
ARTICLE 2
DUTIES, COMPENSATION, AND BENEFITS
     2.1) Duties. Anshus shall, until the start date for Waters’ new Chief Financial Officer, continue to perform his ordinary and customary duties as Chief Financial Officer and those duties as assigned by Waters from time to time. Upon the start date for Waters’ new Chief Financial Officer through the Termination Date, Anshus shall assist Waters with the transition and assist the new Chief Financial Officer in assuming the duties of his/her office, along with performing those duties as assigned by Waters from time to time. During the Term of Employment, Anshus shall not enter into any contract for or on behalf of Waters, except as expressly authorized in writing by Waters.
     2.2) Compensation and Benefits. Subject to the provisions for termination contained in this Agreement, during the Term of Employment Waters shall continue to pay Anshus his current base salary, at a rate of $9,776.43 per month, less applicable deductions and withholding (“Base Salary”). During the Term of Employment, Anshus shall also continue to receive his Waters’ employee benefits for which he is otherwise eligible and enrolled, on the same terms and conditions as Waters provides such benefits to other full-time Waters employees. Anshus shall not be entitled to any other compensation or benefits except as expressly set forth in this Agreement.
     2.3) Bonus. Anshus shall not earn or be eligible to earn a bonus under any 2006 bonus plan, or under any other bonus plan or agreement. Anshus earned and was paid a performance bonus for Fiscal Year 2005 (“Performance Bonus”) but, because certain targets and objectives were not met for Fiscal Year 2005, Anshus was not eligible to earn the full amount of his 2005 bonus. In consideration for and anticipation of Anshus’ signing this Agreement, Waters has paid Anshus (and Anshus hereby acknowledges having received such payment) a “Stay Bonus” equal to the difference between the full amount of the 2005 bonus Anshus was eligible to earn (i.e., Twenty Nine Thousand Three Hundred Twenty Nine and 30/100 Dollars ($29,329.30), less applicable deductions and withholding) and the Performance Bonus. Anshus shall not be entitled to and shall repay such Stay Bonus if, prior to the 30th calendar day following the start date for Waters’ new Chief Financial Officer, Anshus (a) resigns his employment pursuant to Section 3.3, or (b) is terminated by Waters for Cause pursuant to Section 3.1, or (c) is terminated pursuant to Section 4.3.

     2.4) Stock Options. During his employment with Waters, Anshus has been granted various Waters stock options. The terms of such stock options are and shall continue to be governed by the respective stock option agreements and the applicable stock option plans. Anshus shall not receive or be eligible to receive any additional grants of stock options during the Term of Employment. Waters shall pay to Anshus on the Termination date, in a lump sum (subject to any required taxes and withholding), all funds Anshus has had withheld from his compensation by Waters this calendar year for the purpose of purchasing Waters’ stock pursuant to the 1997 Associates Stock Purchase Plan or any subsequent Company stock purchase plan.
     2.5) Accrued Vacation. If Anshus’ employment automatically terminates pursuant to Section 1.2 on the 30th calendar day following the start date for Waters’ new Chief Financial Officer, or if his employment is terminated by Waters without Cause pursuant to Section 3.2 before the end of such time period, then Waters shall pay Anshus on the first payroll date following the Termination Date the value of his accrued, unused vacation at his regular rate of pay, less applicable deductions and withholding, up to a maximum of 288 hours.
ARTICLE 3
TERMINATION OF EMPLOYMENT
     3.1) Termination for Cause. Waters may terminate Anshus’ employment at any time for Cause. For purposes of this Agreement, “Cause” shall include but not be limited to dishonesty, fraud, criminal activity, or conduct that reflects poorly upon Waters. If Anshus’ employment is terminated by Waters for Cause, then (a) Anshus shall not earn, and shall immediately repay, the Stay Bonus, (b) Anshus shall not be offered or entitled to the severance payment described in Section 3.4 below, and (c) all compensation and benefits shall immediately terminate effective upon the Termination Date.
     3.2) Termination without Cause. Waters may terminate Anshus’ employment at any time without Cause; provided, however that if Waters terminates Anshus’ employment without Cause on or before the 30th calendar day following the start date for Waters’ new Chief Financial Officer, then Waters shall (a) permit Anshus to retain the Stay Bonus previously paid to him, (b) continue to pay Anshus his current Base Salary for the period from his Termination Date through the 30th calendar day following the start date for Waters’ new Chief Financial Officer, (c) continue to pay its ordinary share of Anshus’ insurance premiums for coverage under Waters’ group health insurance plan for the period from the Termination Date through the 30th calendar day following the start date for Waters’ new Chief Financial Officer, and (d) offer Anshus the severance payment described in Section 3.4 below subject to his signing and satisfying the terms and conditions contained in the Severance Agreement and Release of Claims.

     3.3) Resignation. Anshus may terminate (i.e., resign) his employment at any time. If Anshus resigns his employment prior to the 30th calendar day following the start date for Waters’ new Chief Financial Officer, then (a) Anshus shall not earn, and shall immediately repay, the Stay Bonus, (b) Anshus shall not be offered or entitled to the severance payment described in Section 3.4 below, and (c) all compensation and benefits shall immediately terminate effective upon the Termination Date.
     3.4) Severance Payment. If (1) Anshus signs and does not rescind any part of this Transition Agreement, and (2) Anshus’ employment under this Transition Agreement subsequently terminates either automatically pursuant to Section 1.2 or without Cause pursuant to Section 3.2, and (3) within 21 calendar days of the Termination Date Anshus executes the Severance Agreement and Release of Claims attached to this Transition Agreement as Exhibit A and does not rescind any part thereof, then Waters shall provide Anshus with the severance pay described in Exhibit A.
ARTICLE 4
RELEASE OF CLAIMS
     4.1) Release of Claims. Specifically in consideration of Waters’ agreement to employ and compensate Anshus as described in this Transition Agreement, to which Anshus would not otherwise be entitled, by signing this Transition Agreement Anshus, for himself and anyone who has or obtains legal rights or claims through Anshus, agrees to the following:
          a. Anshus hereby does release, agree not to sue, and forever discharge Waters (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, Anshus has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with Anshus’ employment with Waters, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of Anshus’ signing this Agreement.
          b. This release includes, without limiting the generality of the foregoing, any claims Anshus may have for wages, bonuses, commissions, penalties, deferred compensation, the granting of stock or stock options, vacation pay, separation pay and/or benefits, defamation, invasion of privacy, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Sarbanes-

Oxley Act, 15 U.S.C. § 7201 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, or other protected class, or sexual or other harassment. Anshus hereby waives any and all relief not provided for in this Transition Agreement. Anshus understands and agrees that, by signing this Transition Agreement, Anshus waives and releases any past, present, or future claim to employment with Waters other than that expressly provided for in this Transition Agreement and Anshus agrees not to seek employment with Waters.
          c. Anshus affirms that he has not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against Waters, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws. If Anshus files, or has filed on Anshus’ behalf, a charge, complaint, or action, Anshus agrees that the payments and benefits described in this Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and Anshus waives, and agrees not to take, any award of money or other damages from such charge, complaint, or action.
          d. Anshus is not, by signing this Transition Agreement, releasing or waiving (1) any rights or claims that may arise after this Transition Agreement is signed, (2) the compensation and benefits specifically promised to Anshus under Articles 2 and 3 of this Transition Agreement, or the severance payment conditionally promised under Section 2 of Exhibit A, (3) the right to institute legal action for the purpose of enforcing the provisions of this Transition Agreement, (4) the right to apply for State unemployment compensation benefits, or (5) any right to indemnification and/or insurance coverage, if any, Anshus may have with respect to any claims made against him in his capacity as an employee and/or officer of Waters.
          e. Waters, as used in this Section 4.1, shall mean Waters Instruments, Inc. and its subsidiaries, divisions, affiliates, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Waters, in their official and individual capacities.
     4.2) Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, Anshus acknowledges and agrees that Waters has informed him by this Agreement that (1) he has the right to consult with an attorney of his choice prior to signing this Agreement, and (2) he is entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to him. Waters encourages Anshus to use the full 21-day period to consider this Agreement but Anshus has the right, if he chooses, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

Changes to this Agreement, whether or not material, will not restart this twenty-one (21) day consideration period.
     4.3) Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). Anshus is hereby notified of his right to rescind the release of claims contained in Article 4 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of his signing this Agreement, and with regard to his rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of his signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must
          a. Be in writing; and
          b. Delivered to Gerald Grabowski, Waters Instruments, Inc., Suite 102, 13705 — 26th Avenue North, Plymouth, MN 55441 by hand or mail within the required period; and
          c. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Gerald Grabowski, as set forth above, and sent by certified mail, return receipt requested.
This Agreement will be effective upon the expiration of the 15-day period without rescission. Anshus understands that if he rescinds any part of this Transition Agreement in accordance with this Section 4.3, Anshus shall not receive the payments and benefits described in this Transition Agreement, shall be required to immediately repay the Stay Bonus, and his employment with Waters shall immediately terminate.
ARTICLE 5
CONFIDENTIALITY
     5.1) Confidential Information. “Confidential Information” means any information not generally known or readily ascertainable by Waters’ competitors or the general public and includes, but is not limited to, use of or customization to computer, software, and/or internet applications; formulas and algorithms; trade secrets; methods, procedures, or techniques pertaining to the business of Waters; marketing plans; sales analyses; financial information; client names or other information; the identities and/or information regarding actual and/or prospective strategic partners and/or investors; research and development data; and notes, memoranda, notebooks, and records or documents that are created, handled, seen, or used by Anshus in the course of employment. Confidential Information does not include information that Anshus can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public or (2) became generally available through no act or failure to act by Anshus. Anshus shall not at any time (including after termination of employment) use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information. Anshus acknowledges that use or disclosure of any Confidential Information in violation of this Agreement would have a materially detrimental effect upon Waters, the monetary loss from which would be difficult, if not impossible, to measure. Anshus acknowledges and agrees that all documents and materials relating to Waters’ business are the sole property of Waters. Upon the Termination Date, or earlier if requested by Waters, Anshus shall return to Waters all Waters’ property, including but not limited to, keys, cell phone, computer, computer accessories, and software, all Confidential Information, documents, and materials, whether on computer disc, hard drive or other form, and all copies thereof, which in any manner relate to Waters.
ARTICLE 6
MISCELLANEOUS
     6.1) Modifications. This Agreement supersedes all prior agreements and understandings between the parties, whether oral or in writing, relating to Anshus’ employment, compensation, benefits, termination of employment, and/or separation/severance payments and/or benefits. This Transition Agreement may not be changed or terminated orally. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be valid unless in writing signed by the both parties.
     6.2) Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as an admission by Waters or Anshus of any liability or unlawful conduct whatsoever. Waters and Anshus specifically deny any liability or unlawful conduct.
     6.3) Governing Law. This Transition Agreement and all questions arising in connection with it shall be governed by the laws of the State of Minnesota.
     6.4) Survival. The parties specifically agree that Articles 4 and 5 shall survive the termination of Anshus’ employment and termination of this Agreement.
     6.5) Assignment. This Transition Agreement is personal to Anshus and may not be assigned by him without the written agreement of Waters. The rights and obligations of this Transition Agreement shall automatically inure to the successors and assigns of Waters.
     6.6) Severability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.
     6.7) Acknowledgment of Reading and Understanding. By signing this Agreement, Anshus acknowledges that he has read this Release, including the release of claims contained in Article 4, and understands that the release of claims is a full and final release of all claims Anshus may have against Waters and the other entities and individuals covered by the release. By signing, Anshus also acknowledges and agrees that he has have entered into this Agreement knowingly and voluntarily.

     IN WITNESS WHEREOF, the parties have executed this Agreement in the manner appropriate to each.

WATERS INSTRUMENTS, INC.

By:	/s/ G.W Grabowski Gerald Grabowski
Its President

Date: 10/27/05

/s/	Gregory J. Anshus
Gregory J. Anshus

Date: 10/27/05

EXHIBIT A
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
PARTIES:
           Waters Instruments, Inc.                                                                                                                                  (“Waters”)
           Gregory J. Anshus                                                                                                                                            (“Anshus”)
RECITALS:
     A. Waters and Anshus entered into a Transition Employment Agreement and Release (the “Transition Agreement”).
     B. Anshus’ employment with Waters subsequently terminated either (1) automatically pursuant to Section 1.2 of the Transition Agreement or (2) without Cause pursuant to Section 3.2 of the Transition Agreement.
     C. Anshus desires severance pay to assist him with his transition, which Waters is willing to provide in exchange for a release of claims.
     D. Waters and Anshus desire to set forth their understanding and agreement with respect to the terms of Anshus’ separation from Waters.
     NOW, THEREFORE, in consideration of the mutual covenants and promises made by and between the parties, the receipt and adequacy of which is acknowledged, Waters and Anshus hereby agree as follows:
     1. End of Employment.
          a. Anshus’ employment and officership with Waters has terminated.
          b. Anshus acknowledges and agrees that he has received his final paycheck, which includes payment for services through his last day of employment, and that he has received all wages and benefits owed to him by virtue of his employment with Waters or termination thereof.
          c. Anshus is not eligible for any other payments or benefits except for those expressly described in this Severance Agreement and Release of Claims (“Release”), provided that Anshus signs and does not rescind this Release.

     2. Severance Payment. Specifically in consideration of Anshus’ signing this Release and subject to the limitations, obligations, and other provisions contained in this Release, and further provided (1) Anshus signed and did not rescind all or part of the Transition Agreement, and (2) Anshus’ employment with Waters was not terminated pursuant to Section 4.3 of the Transition Agreement, for Cause as defined in Section 3.1 of the Transition Agreement, or because of resignation pursuant to Section 3.3 of the Transition Agreement, and (3) Anshus executes and returns this Release of Claims within 21 calendar days of the termination of his employment and does not rescind any part thereof, Waters agrees to pay Anshus nine months’ Base Salary (less applicable deductions and withholding), to be paid at regular payroll intervals in installments equal to Anshus’s current paycheck. Notwithstanding the foregoing, no payment shall be made by Waters pursuant to this Section 2 until after the expiration of the rescission periods set forth in Section 5 below. Any payments pursuant to this Section 2 that, but for the immediately preceding sentence, would otherwise have been payable by Waters during the rescission periods shall be paid by Waters in a lump sum on the first payroll cycle after the expiration of the rescission periods.
     3. Release of Claims. Specifically in consideration of the severance payment described in Section 2 above, and to which Anshus would not otherwise be entitled, by signing this Release Anshus, for himself and anyone who has or obtains legal rights or claims through him, agrees to the following:
          a. Anshus hereby does release, agree not to sue, and forever discharge Waters (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, Anshus has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with Anshus’ employment with Waters, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of Anshus’ signing this Release.
          b. This release includes, without limiting the generality of the foregoing, any claims Anshus may have for wages, bonuses, commissions, penalties, deferred compensation, the granting of stock or stock options, vacation pay, separation pay and/or benefits, defamation, invasion of privacy, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Minnesota Human Rights Act, Minn. Stat. § 363A.01 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, or other protected class, or sexual or other harassment. Anshus hereby waives any and all relief not provided for in this Release. Anshus understands and agrees that, by signing this Release, Anshus waives and releases any past, present, or future claim to employment with Waters and Anshus agrees not to seek employment with Waters.
          c. Anshus affirms that he has not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against Waters, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws. If Anshus files, or has filed on Anshus’ behalf, a charge, complaint, or action, Anshus agrees that the payment described in this Release are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and Anshus waives, and agrees not to take, any award of money or other damages from such charge, complaint, or action.
          d. Anshus is not, by signing this Release, releasing or waiving (1) any rights or claims that may arise after this Release is signed, (2) the payments specifically promised to Anshus under Article 2 of the Transition Agreement, (3) the severance payment specifically promised to Anshus under Section 2 of this Release, (4) the right to institute legal action for the purpose of enforcing the provisions of this Release, (5) the right to apply for State unemployment compensation benefits, or (6) any right to indemnification and/or insurance coverage, if any, Anshus may have with respect to any claims made against him in his capacity as an employee and/or officer of Waters.
          e. Waters, as used in this Section 3, shall mean Waters Instruments, Inc. and its subsidiaries, divisions, affiliates, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Waters, in their official and individual capacities.
     4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Release, Anshus acknowledges and agrees that Waters has informed him by this Release that (1) he has the right to consult with an attorney of his choice prior to signing this Release, and (2) he is entitled to twenty-one (21) calendar days from the receipt of this Release to consider whether the terms are acceptable to him. Waters encourages Anshus to use the full 21-day period to consider this Release but Anshus has the right, if he chooses, to sign this Release prior to the expiration of the twenty-one (21) day period. Changes to this Release, whether or not material, will not restart this twenty-one (21) day consideration period.

     5. Notification of Rights under the Minnesota Human Rights Act (Minn. Stat. Chapter 363A) and the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). Anshus is hereby notified of his right to rescind the release of claims contained in Section 3 of this Release with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363A, within fifteen (15) calendar days of his signing this Release, and with regard to his rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of his signing this Release. The two rescission periods shall run concurrently. In order to be effective, the rescission must
          a. Be in writing; and
          b. Delivered to Gerald Grabowski, Waters Instruments, Inc., Suite 102, 13705 — 26th Avenue North, Plymouth, MN 55441 by hand or mail within the required period; and
          c. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Gerald Grabowski, as set forth above, and sent by certified mail, return receipt requested.
This Release will be effective upon the expiration of the 15-day period without rescission. Anshus understands that if he rescinds any part of this Release in accordance with this Section 5, Anshus will not receive the severance payment described in this Release.
     6. Confidentiality. Anshus promises and agrees not to disparage Waters (as defined in Section 3.e. above) or disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and/or terms of this Release, or (2) the substance and/or nature of any dispute between the Waters and any current or former employee (including Anshus). Anshus agrees that the only people with whom he may discuss this confidential information are his legal and financial advisors and his spouse, provided they agree to keep the information confidential, or as otherwise required by law.
     7. Further Assistance. At Waters’ request, Anshus agrees to provide assistance, cooperation, and/or truthful testimony in connection with any claim, investigation, dispute, litigation, or proceeding arising out of matters within Anshus’ knowledge and related to Anshus’ employment with Waters. Anshus’ assistance and cooperation shall include, but not be limited to, providing truthful information, declarations, and/or statements to Waters, meeting with attorneys or other representatives of Waters, and preparing for and giving depositions or testimony. Provided, however, that nothing in this Release shall be construed to prevent Anshus from testifying truthfully and completely at any administrative hearing, deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any matter involving Waters. Waters agrees to reimburse Anshus’ reasonable out-of-pocket expenses incurred as a result of Anshus’ assistance, cooperation, or truthful testimony in response to a request by Waters.
     8. Incorporation. This Release hereby incorporates by reference the terms of the Transition Agreement previously signed by the parties, including but not limited to the release of claims contained in Article 4. This Release (including the Transition Agreement incorporated herein by reference) contains the sole offer and full agreement between Anshus and Waters relating to Anshus’ employment with Waters and the termination of such employment and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Release supersedes and terminates any and all other written and oral agreements and understandings between the parties, including, but not limited to any and all agreements and/or understandings concerning employment, compensation, benefits, termination of employment, and/or separation/severance payments and/or benefits, except this Release supplements and does not supersede the Transition Agreement.
     9. Expiration of Offer. The offer contained in this Release shall expire at 5:00 p.m. on the twenty-first calendar day following the Termination Date, not counting the Termination Date. If Waters has not received a signed original of this Release from Anshus by that time, this offer will be automatically revoked.
     10. Acknowledgment of Reading and Understanding. By signing this Release, Anshus acknowledges that he has read this Release, including the release of claims contained in Section 3, and understands that the release of claims is a full and final release of all claims Anshus may have against Waters and the other entities and individuals covered by the release. By signing, Anshus also acknowledges and agrees that he has have entered into this Release knowingly and voluntarily.
     IN WITNESS WHEREOF, the parties have executed this Release in the manner appropriate to each.

WATERS INSTRUMENTS, INC.

By:	/s/ G.W. Grabowski Gerald Grabowski
Its President

Date: 1/20/06

/s/	Gregory J. Anshus
Gregory J. Anshus

Date: 1/20/06